UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2016

Southwest Airlines Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
_____________________	_____________	______________
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611, Dallas, Texas	75235-1611
_________________________________	___________
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 792-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

Southwest Airlines Co. (the “Company”) is providing guidance regarding its financial and operational trends. During the March 8, 2016 webcast of the J.P. Morgan Aviation, Transportation & Industrials Conference, Tammy Romo, Executive Vice President and Chief Financial Officer of the Company, reported the following:

•	Based on current booking and revenue trends, the Company continues to expect its first quarter 2016 operating revenue per ASM (RASM) to be in line with first quarter 2015.

•
Based on current cost trends and excluding fuel and oil expense, special items, and profitsharing expense, the Company expects its first quarter 2016 unit costs to increase in the one to two percent range, and its annual 2016 unit costs to increase approximately one percent, as compared with the same periods last year. This unit cost guidance includes the impact of the recently ratified collective bargaining agreements with the Company's Ramp, Operations, Provisioning, and Cargo Agents, and its Flight Instructors.

•
Based on the Company’s fuel derivative contracts and market prices as of March 1, 2016, first quarter 2016 economic fuel costs are estimated to be approximately $1.75 per gallon, compared with first quarter 2015’s $2.00 per gallon, and annual 2016 economic fuel costs per gallon are estimated to be in the $1.80 to $1.85 range. The Company currently estimates annual fuel cost savings of more than $300 million, compared with annual 2015.

•
The Company continues to expect its full year 2016 available seat miles (capacity) to increase in the five to six percent range, year-over-year. The annualized impact of the Company's 2015 expansion is expected to contribute the majority of 2016's year-over-year capacity growth.

•	The Company continues to plan for modest year-over-year fleet growth through 2018 of no more than two percent, on average.

•
The Company currently estimates its 2016 capital expenditures will be approximately $2.0 billion. The Company’s aircraft capital expenditures for 2016 are still estimated to fall in the $1.3 billion to $1.4 billion range.

Ms. Romo also announced that, thus far in 2016, the Company has returned $549 million to its Shareholders through $49 million in dividend payments in January, and the repurchase of $500 million in common stock pursuant to an accelerated share repurchase (ASR) program executed on January 25, 2016 (“First Quarter 2016 ASR Program”). The Company received an initial delivery of shares, representing an estimated 75 percent of the shares expected to be purchased by the Company under the First Quarter 2016 ASR program.

The specific number of shares that the Company ultimately will repurchase under the First Quarter 2016 ASR Program will be determined based generally on a discount to the volume-weighted average price per share of the Company's common stock during a calculation period to be completed no later than April 2016. The Company has $200 million remaining under its existing $1.5 billion share repurchase program.

An audio webcast of Ms. Romo’s remarks is available on the Company’s website at
http://investors.southwest.com, in the Events & Presentations section under Past Events.

The information furnished in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook, expectations, goals, and projected results of operations; (ii) the Company’s expectations with respect to fuel costs; (iii) the Company’s capacity plans and expectations; and (iv) the Company’s fleet plans and expectations. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company’s services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including, without limitation, pricing, scheduling, and capacity decisions and consolidation and alliance activities), and other factors beyond the Company’s control, on the Company’s business decisions, plans, and strategies; (iii) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company’s fuel hedging strategies and positions; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company’s dependence on third parties; (vi) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of the date this report is filed. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

March 8, 2016	By	/s/ Tammy Romo

Tammy Romo
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)